[LETTERHEAD OF WIENER, GOODMAN & COMPANY, P.C.]





                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Email Emissary, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 of BigString Corporation (Registration No. 333-________) of our report dated November 22, 2005, relating to the financial statements of Email Emissary, Inc. (a development stage company) for the period January 1, 2004 through July 16, 2004, the period August 7, 2003 (date of formation) through December 31, 2003 and the period August 7, 2003 (date of formation) through July 16, 2004, and to the use of our name as it appears under the caption "Experts."



/s/ Wiener, Goodman & Company, P.C.
-----------------------------------


Wiener, Goodman & Company, P.C.
Certified Public Accountants

July 17, 2006